EXHIBIT 99.1

For more information, contact:	For Immediate Release
David D. Johnson Chief Financial Officer (502) 329-2000

SYPRIS EXPANDS EXECUTIVE’S RESPONSIBILITIES
BOB SANDERS NAMED PRESIDENT OF SYPRIS ELECTRONICS

LOUISVILLE, Ky. (March 21, 2005) — Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced today that Robert B. Sanders, recently named to Group Vice President for the Company’s Electronics Group, has also been named President of Sypris Electronics. Mr. Sanders will replace James G. Cocke, who previously served in that role.

        Mr. Sanders will assume operational responsibilities for Sypris Electronics in addition to his previously announced duties. Mr. Sanders previously served as a General Manager and Site Executive for the Defense & Space Electronics Systems division of Honeywell, a leading provider of integrated solutions for commercial aviation and military aircraft. Prior to Honeywell, Mr. Sanders served as Deputy Director Product Development for ITT Industries, a diversified engineering and manufacturing company with expertise in defense electronics and services. Mr. Sanders holds a Bachelor of Arts Degree in Management/Aeronautics from Dowling College and is a former Naval Aviator with the United States Marine Corps, where he served in various missions including in support of Desert Shield and Desert Storm.

        Commenting on the announcement, Jeffrey T. Gill, President and Chief Executive Officer of Sypris Solutions, said, “We believe that Bob will bring a wealth of highly valuable capabilities to his expanded role. Given his extensive track record of leadership, Bob will be extremely well-positioned to enhance the future growth of the business through his long-established relationships with Honeywell, Boeing, and Lockheed Martin among others.”

        The Electronics Group provides circuit card assemblies for use in missile guidance systems, displays for the Apache attack helicopter and a variety of satellite communication systems. The group designs secure communication equipment and data storage systems, and writes encryption software for the National Security Agency. The group also provides a wide range of calibration, certification and testing services for customers such as NASA, the FAA and the National Weather Service. The Electronics Group of Sypris Solutions employs approximately 1,000 people in 26 locations throughout the United States.

        Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

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101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com

Sypris Expands Executive’s Responsibilities; Sanders Named President of Sypris Electronics
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March 21, 2005

        This release, and oral statements referring hereto, contain “forward-looking statements,” from which actual results may differ materially due to factors such as: cost and availability of raw materials such as steel, components, freight, or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of customers’ scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth, reduction or competitive pressures in our markets; cost, efficiency and yield of our operations including overtime costs; our ability to improve results of acquired businesses and associated costs; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; significant increases in working capital; impairments or write-offs of goodwill or fixed assets; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; completion of the internal control assessment process; compliance costs; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.

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